Exhibit 10.2

SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT entered into this May 13, 2008 (the “Effective Date”) by and between The Patapsco Bank (the “Bank”), and William C. Wiedel, Jr. (the “Employee”).

WHEREAS, the Employee has been hired by the Bank as an executive officer; and

WHEREAS, the Bank deems it to be in its best interest to enter into this Agreement as incentive to the Employee to continue as an executive employee of the Bank and to provide the Employee with a level of financial protection in the event of a Change in Control; and

WHEREAS, the parties desire by this writing to set forth their understanding as to their respective rights and obligations in the event of termination of Employee’s employment under the circumstances set forth in this Agreement.

NOW, THEREFORE, it is AGREED as follows:

1. Change in Control.

(a) Payment in the Event of Change in Control.

(1) If the Employee’s employment is terminated by the Bank, without the Employee’s prior written consent and for a reason other than Just Cause (as defined in Section 2(a) hereof), in connection with or within twenty-four (24) months after any Change in Control of the Bank or Patapsco Bancorp, Inc. (the “Company”), the Employee shall, subject to paragraph (2) of this Section 1(a), be paid an amount equal to two (2) times the sum of her base salary and bonus paid in the prior calendar year, but in no event greater than the difference between (i) the product of 2.99 times her “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (the “Maximum Amount”), and (ii) the sum of any other parachute payments (as defined under Section 280G(b)(2) of the Code) that the Employee receives on account of the Change in Control. Subject to Sections 1(a)(2) and 1(a)(3) of this Agreement, said sum shall be paid in one lump sum within ten (10) days of such termination.

(2) In the event that the Employee and the Bank jointly determine and agree that the total parachute payments receivable under clauses (i) and (ii) of Section l(a)(1) hereof exceed the Maximum Amount, notwithstanding the payment procedure set forth in Section l(a)(1) hereof, the Employee shall determine which and how much, if any, of the parachute payments to which she is entitled shall be eliminated or reduced so that the total parachute payments to be received by the Employee do not exceed the Maximum Amount. If the Employee does not make her determination within ten (10) business days after receiving a written request from the Bank, the Bank may make such determination, and shall notify the Employee promptly thereof. Within five (5) business days of the earlier of the Bank’s receipt of the Employee’s determination pursuant to this paragraph or the Bank’s determination in lieu of a determination by the Employee, the Bank shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement.

(3) As a result of uncertainty in application of Section 280G of the Code at the time of payment hereunder, it is possible that such payments will have been made by the Bank which should not have been made (“Overpayment”) or that additional payments will not have been made by the Bank which should have been made (“Underpayment”), in each case, consistent with the calculations required to be made under Section 1(a)(1) hereof. In the event that the Employee, based upon the assertion by the

Internal Revenue Service against the Employee of a deficiency which the Employee believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Bank to or for the benefit of Employee shall be treated for all purposes as a loan ab initio, which the Employee shall repay to the Bank together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Bank if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Employee and the Bank determine, based upon controlling precedent or other substantial authority, that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

(4) “Change in Control” shall mean any one of the following events: (1) the acquisition of ownership, holding or power to vote more than 25% of the Bank’s or Patapsco Bancorp, Inc.’s (the “Company”) voting stock, (2) the acquisition of the ability to control the election of a majority of the Bank’s or the Company’s directors, (3) the acquisition of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) (provided that in the case of (1), (2) and (3) hereof, ownership or control of the Bank by the Company itself shall not constitute a “change in control”), or (4) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors of the Company or the Bank (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this subparagraph only, the term “person” refers to an individual or a corporation, partnership, trust, Bank, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Bank’s non-employee directors as to whether a change in control has occurred shall be conclusive and binding.

(b) Change in Control; Voluntary Termination. Notwithstanding any other provision of this Agreement to the contrary, the Employee may voluntarily terminate her employment under this Agreement within twenty-four (24) months following a Change in Control, as defined in paragraph (a)(4) of this Section 1, and the Employee shall thereupon be entitled to receive the payment described in Section 1(a)(1) of this Agreement as a result of the occurrence of any of the following events, which has not been consented to in advance by the Employee in writing: (i) the requirement that the Employee move her personal residence, or perform her principal executive functions, more than fifteen (15) linear miles from her primary office as of the date of the Change in Control; (ii) a material reduction in the Employee’s base compensation as in effect on the date of the Change in Control or as the same may be increased from time to time; (iii) the failure by the Bank to continue to provide the Employee with compensation and benefits provided for under this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Employee now or hereafter becomes a participant, or the taking of any action by the Bank which would directly or indirectly reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by him at the time of the Change in Control; (iv) the assignment to the Employee of duties and responsibilities materially different from those normally associated with her position; (v) a failure to elect or reelect the Employee to the Board of Directors of the Bank, if the Employee is serving on the Board of Directors on the date of the Change in Control; or (vi) a material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with her employment with the Bank. Upon the occurrence of any event described in clauses (i) through (vi), above, the Employee shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect; provided, however that the Bank shall have at least thirty (30) days to cure such condition and provided that Employee actually terminates employment within two years after the initial occurrence of such event. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, the Employee, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement by virtue of the fact that the Employee has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (i) through (vi) above.

(c) Compliance with 12 U.S.C. Section 1828(k). Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(d) Term. This Agreement shall remain in effect for the period commencing on the Effective Date and ending on the earlier of (i) the date twenty-four (24) months after the Effective Date, and (ii) the date on which the Employee terminates employment with the Bank; provided that the Employee’s rights hereunder shall continue following the termination of this employment with the Bank under any of the circumstances described in Section 1(a) or (b) hereof. Additionally, on each anniversary date from the Effective Date, the term of this Agreement shall be extended for an additional one-year period beyond the then effective expiration date, provided that the Employee is elected an officer of the Bank at the meeting of the Bank’s Board of Directors held on the date of the Company’s annual meeting of stockholders called for the purpose of electing the officer position which the Employee holds.

2. Termination for Just Cause or Suspension Under Federal Law.

(a) Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Bank’s Board of Directors, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. No act, or failure to act, on the Employee’s part shall be considered “willful” unless she has acted, or failed to act, with an absence of good faith and without a reasonable belief that her action or failure to act was in the best interest of the Bank.

(b) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(c) If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

(d) All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank as determined by: (i) the appropriate federal banking agency at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in

Section 13(c) of the FDIA; or (ii) by the appropriate federal banking agency at the time it approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the appropriate federal banking agency to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.

(e) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(f) The terms of this Section 2 shall prevail over any other provisions of this Agreement.

3. Expense Reimbursement.

In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to enforce the terms of this Agreement or to defend against any action taken by the Bank or its affiliates, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Employee shall obtain a final judgment in favor of the Employee in a court of competent jurisdiction or in binding arbitration under the rules of the American Arbitration Association. Such reimbursement shall be paid within ten (10) days of Employee’s furnishing to the Bank written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Employee.

4. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Company.

(b) Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating her rights or duties hereunder without first obtaining the written consent of the Bank.

5. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

6. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Maryland shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

8. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

9. Compliance with Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, in the event the Employee is a “Specified Employee” (as defined herein) no payment subject to Section 409A of the Code shall be made to the Employee under this Agreement prior to the first day of the seventh month following the Employee’s termination and employment in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Employee’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which the Employee terminates employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Employee’s termination of employment. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Employee’s termination of employment. Any payment in excess of the permitted amount shall be made to the Employee on the first day of the seventh month following the Employee’s termination of employment. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:	THE PATAPSCO BANK

/s/ Douglas H. Ludwig	By:	/s/ Thomas P. O’Neill
Secretary		Its Chairman of the Board

WITNESS:	EMPLOYEE

/s/ Douglas H. Ludwig	/s/ William C. Wiedel, Jr.
[Name]